Prospect Capital Corporation Closes $200 Million Revolving Credit Facility and Announces 21% IRR Portfolio Company Realization

NEW YORK, NY -- 06/07/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that Prospect has closed a $200 million three-year revolving credit facility (the "Facility") with Rabobank Nederland as administrative agent and sole lead arranger.

This Facility is being used to refinance Prospect's $50 million credit facility and, together with Prospect's equity capital, to make additional long-term investments. Interest on borrowings under the Facility is charged at LIBOR plus 125 basis points.

"Increasing our access to credit by 300% is a significant milestone for our company," said John Barry, Chairman and Chief Executive Officer of Prospect. "In addition, we have significantly lowered the cost of our credit while extending the term from one year to three years, enhancing our access to capital and overall financial flexibility. With the robust investment pipeline we currently have, we believe we will be drawing on this expanded line in the not-too-distant future."

Separately, Prospect announced today that Charlevoix Energy LLC and affiliates (collectively, "Charlevoix") have repaid the unamortized portion of Charlevoix's term loan with Prospect. With the $352 thousand prepayment premium from the loan, Prospect has realized a 21% internal rate of return on the Charlevoix investment, representing 1.2 times cash on cash. Prospect continues to hold a net profit interest in Charlevoix. "We greatly value our relationship with the owners and managers of Charlevoix," said Grier Eliasek, President and Chief Operating Officer of Prospect, "and we are looking for more transactions we can work on together."

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

ABOUT RABOBANK

Rabobank Group is a financial services leader providing retail and institutional banking and finance solutions in key markets around the world. From its century-old roots as a finance cooperative founded by Dutch farmers, Rabobank has grown into one of the 25 largest banks worldwide with approximately US$650 billion in assets and operations in over 35 countries. Rabobank is the only private bank in the world with the highest possible credit rating from both Standard & Poor's (AAA) and Moody's Investor Service (Aaa), and is ranked as the world's third safest bank by Global Finance magazine. For more information, visit www.rabobankamerica.com.

Please send investment proposals to:
Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577